Exhibit 10.65

PENSION EQUALIZATION PLAN

(PEP)

Restatement Effective April 1, 2009

PBG PENSION EQUALIZATION PLAN (PEP)

Restatement Effective April 1, 2009

Table of Contents

		Page No.
ARTICLE I – History and Purpose		5

1.1	History of Plan	5

ARTICLE II – Definitions and Construction		6

2.1	Definitions	6
	(a) Actuarial Equivalent	6
	(b) Annuity	6
	(c) Code	6
	(d) Company or PBG	6
	(e) Compensation Limitation	6
	(f) Effective Date	6
	(g) EID	7
	(h) ERISA	7
	(i) Participant	7
	(j) PBG Organization	7
	(k) PEP Pension	7
	(l) PepsiCo Prior Plan	7
	(m) Plan	7
	(n) Plan Administrator	7
	(o) Plan Year	7
	(p) Primary Social Security Amount	7
	(q) Salaried Plan	8
	(r) Salaried Plan Participant	8
	(s) Section 409A	8
	(t) Section 415 Limitation	8
	(u) Separation from Service	8
	(v) Single Lump Sum	8
	(w) Specified Employee	8
	(x) Vested Pension	10

2.2	Construction	10
	(a) Gender and Number	10
	(b) Compounds of the Word “Here”	10

ARTICLE III – Participation		10

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ARTICLE IV – Amount of Retirement Pension		10

4.1	PEP Pension	10
	(a) Same Form as Salaried Plan	10
	(b) Different Form than Salaried Plan	11

4.2	PEP Guarantee	12
	(a) Eligibility	12
	(b) PEP Guarantee Formula	12

4.3	Certain Adjustments	15
	(a) Adjustments for Rehired Participants	15
	(b) Adjustment for Increased Pension Under Other Plans	15

4.4	Reemployment of Certain Participants	15

4.5	Vesting; Misconduct	15

ARTICLE V – Death Benefits		16

5.1	Death Benefits	16

ARTICLE VI – Distributions		16

6.1	Form and Timing of Distributions	16
	(a) Time and Form of Payment of Grandfathered Benefit	17
	(b) Time and Form of Payment of Non-Grandfathered Benefit	17

6.2	Special Rules for Survivor Options	18
	(a) Effect of Certain Deaths	18
	(b) Nonspouse Beneficiaries	18

6.3	Designation of Beneficiary	18

6.4	Determination of Single Lump Sum Amounts	19
	(a) Vested Pensions	19
	(b) 2008 Reorganization	19

6.5	Section 162(m) Postponement	19

ARTICLE VII – Administration		19

7.1	Authority to Administer Plan	19

7.2	Facility of Payment	20

7.3	Claims Procedure	20

7.4	Effect of Specific References	21

7.5	Limitations on Actions	21

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ARTICLE VIII – Miscellaneous		21

8.1	Nonguarantee of Employment	21

8.2	Nonalienation of Benefits	21

8.3	Unfunded Plan	22

8.4	Action by the Company	22

8.5	Indemnification	22

8.6	Applicable Law	22

8.7	Withholding	22

ARTICLE IX – Amendment and Termination		22

9.1	Continuation of the Plan	22

9.2	Amendments	23

9.3	Termination	23

APPENDIX		25

Foreword		25

Article IPO – Transferred and Transition Individuals		25

Article B – Special Cases		26

Article C – Transfers From/To PepsiCo, Inc.		27

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PBG PENSION EQUALIZATION PLAN (PEP)

Restatement Effective April 1, 2009

ARTICLE I – History and Purpose

1.1 History of Plan. The Pepsi Bottling Group, Inc. (the “Company”) established the PBG Pension Equalization Plan (“PEP” or “Plan”) effective April 6, 1999 for the benefit of salaried employees of the PBG Organization who participate in the PBG Salaried Employees Retirement Plan (“Salaried Plan”). The Plan was amended by a First Amendment effective as of May 26, 1999. The Plan was further amended and completely restated effective January 1, 2006. The Plan provides benefits for eligible employees whose pension benefits under the Salaried Plan are limited by the provisions of the Internal Revenue Code of 1986, as amended. In addition, the Plan provides benefits for certain eligible employees based on the pre-1989 Salaried Plan formula. The Plan is intended as a nonqualified unfunded deferred compensation plan for federal income tax purposes. For purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”), the Plan is structured as two plans. The portion of the Plan that provides benefits based on limitations imposed by Section 415 of the Internal Revenue Code (the “Code”) is intended to be an “excess benefit plan” as described in Section 4(b)(5) of ERISA. The remainder of the Plan is intended to be a plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA providing benefits to a select group of management or highly-compensated employees.

The Plan was initially established as a successor plan to the PepsiCo Pension Equalization Plan, due to PBG’s April 6, 1999 initial public offering and the Plan included historical PepsiCo provisions which are relevant for eligibility and benefit determinations under the Plan. The Plan was amended and completely restated effective as of January 1, 2006 and further amended and completely restated effective as of January 1, 2009 to comply with Section 409A of the Code and to make certain other changes.

The Company now wishes to further amend and completely restate the Plan effective as of April 1, 2009 to add provisions implementing changes in the company’s retirement program and to make certain other changes.

NOW, THEREFORE, the PBG Pension Equalization Plan is hereby amended and completely restated in the form of this April 1, 2009 Restatement as follows.

1.2 Effect of Amendment and Restatement. The Plan as in effect on October 3, 2004 is referred to herein as the Prior Plan.

Except as otherwise explicitly provided in Section 6.1(b)(3) of this Plan, a Participant’s benefit (including death benefits), determined under the terms of the Plan as in effect on October 3, 2004 as if the Participant had terminated employment on December 31, 2004, without regard to any compensation paid or services rendered after 2004, or any other events affecting the amount of or the entitlement to benefits (other than the Participant’s survival or the Participant’s election under the terms of the Plan with respect to the time or form of benefit) (the “Grandfathered Benefit”) shall be paid at the time and in the form provided by the terms of the Plan as in effect on October 3, 2004.

The benefit of a Participant accrued under this Plan based on all compensation and services taken into account by the Prior Plan and this Plan, less the Participant’s Grandfathered Benefit, shall be paid in the times and in the form as provided in this Plan. Except as otherwise explicitly provided in this Plan, this Plan superseded the Prior Plan effective January 1, 2009, with respect to amounts accrued and vested after 2004 by Participants who had not commenced receiving benefits as of January 1, 2009. The Plan was administered in accordance with a good faith interpretation of Section 409A of the Internal Revenue Code and IRS regulations and guidance thereunder from January 1, 2005 through December 31, 2008. Amounts accrued under this Plan after 2004 shall be treated as payable under a separate Plan for purposes of Section 409A of the Internal Revenue Code.

ARTICLE II – Definitions and Construction

2.1 Definitions. The following words and phrases, when used in this Plan, shall have the meaning set forth below unless the context clearly indicates otherwise. Unless otherwise expressly qualified by the terms or the context of this Plan, the terms used in this Plan shall have the same meaning as those terms in the Salaried Plan.

(a) Actuarial Equivalent. Except as otherwise specifically set forth in the Plan or any Appendix to the Plan with respect to a specific benefit determination, a benefit of equivalent value computed on the basis of the factors applicable for such purposes under the Salaried Plan.

(b) Annuity. A Pension payable as a series of monthly payments for at least the life of the Participant.

(c) Code. The Internal Revenue Code of 1986, as amended from time to time.

(d) Company or PBG. The Pepsi Bottling Group, Inc., a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.

(e) Compensation Limitation. Benefits not payable under the Salaried Plan because of the limitations on the maximum amount of compensation which may be considered in determining the annual benefit of the Salaried Plan Participant under Section 401(a)(17) of the Code.

(f) Effective Date. The date upon which this Plan was effective, which is April 6, 1999 (except as otherwise provided herein).

(g) EID. The PBG Executive Income Deferral Program, as amended from time to time.

(h) ERISA. Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

(i) Participant. An Employee participating in the Plan in accordance with the provisions of Section 3.1.

(j) PBG Organization. The controlled group of organizations of which the Company is a part, as defined by Code section 414 and regulations issued thereunder. An entity shall be considered a member of the PBG Organization only during the period it is one of the group of organizations described in the preceding sentence.

(k) PEP Pension. One or more payments that are payable to a person who is entitled to receive benefits under the Plan. The term “Grandfather Benefit” shall be used to refer to the portion of a PEP Pension that is payable in accordance with the Plan as in effect October 3, 2004 and is not subject to Section 409A.

(l) PepsiCo Prior Plan. The PepsiCo Pension Equalization Plan.

(m) Plan. The PBG Pension Equalization Plan, the Plan set forth herein, as it may be amended from time to time. The Plan is also sometimes referred to as PEP. For periods before April 6, 1999, references to the Plan refer to the PepsiCo Prior Plan.

(n) Plan Administrator. The person or persons designated by the Company in accordance with Article VII.

(o) Plan Year. The 12-month period ending on each December 31st.

(p) Primary Social Security Amount. In determining Pension amounts, Primary Social Security Amount shall mean:

(1) For purposes of determining the amount of a Retirement, Vested or Pre-Retirement Spouse’s Pension, the Primary Social Security Amount shall be the estimated monthly amount that may be payable to a Participant commencing at age 65 as an old-age insurance benefit under the provisions of Title II of the Social Security Act, as amended. Such estimates of the old-age insurance benefit to which a Participant would be entitled at age 65 shall be based upon the following assumptions:

(i) That the Participant’s social security wages in any year prior to Retirement or severance are equal to the Taxable Wage Base in such year, and

(ii) That he will not receive any social security wages after Retirement or severance.

However, in computing a Vested Pension under Section 4.2, the estimate of the old-age insurance benefit to which a Participant would be entitled at age 65 shall be based upon the assumption that he continued to receive social security wages until age 65 at the same rate as the Taxable Wage Base in effect at the earlier of his severance from employment or the date such participant ceased to accrue benefits under both the Salaried Plan and this Plan. For purposes of this subsection, “social security wages” shall mean wages within the meaning of the Social Security Act.

(2) For purposes of paragraph (1), the Primary Social Security Amount shall exclude amounts that may be available because of the spouse or any dependent of the Participant or any amounts payable on account of the Participant’s death. Estimates of Primary Social Security Amounts shall be made on the basis of the Social Security Act as in effect at the Participant’s Severance from Service Date, without regard to any increases in the social security wage base or benefit levels provided by such Act which take effect thereafter.

(q) Salaried Plan. The PBG Salaried Employees Retirement Plan, as it may be amended from time to time. Any references herein to the Salaried Plan for a period that is before the Effective Date shall mean the PepsiCo Salaried Employees Retirement Plan.

(r) Salaried Plan Participant. An Employee who is a participant in the Salaried Plan.

(s) Section 409A. Section 409A of the Code and the applicable regulations and other guidance issued thereunder.

(t) Section 415 Limitation. Benefits not payable under the Salaried Plan because of the limitations imposed on the annual benefit of a Salaried Plan Participant by Section 415 of the Code.

(u) Separation from Service. A Participant’s separation from service as defined in Section 409A; provided that for this purpose the term “service recipient” shall include PepsiCo., Inc., so long as PepsiCo., Inc. or a member of the PepsiCo., Inc. controlled group maintains an ownership interest in the Company of at least 20%.

(v) Single Lump Sum. The distribution of a Participant’s total PEP Pension in excess of the Participant’s Grandfathered Benefit in the form of a single payment.

(w) Specified Employee. The individuals identified in accordance with principles set forth below.

(1) General. Any Participant who at any time during the applicable year is:

(i) An officer of any member of the PBG Organization having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code);

(ii) A 5-percent owner of any member of the PBG Organization; or

(iii) A 1-percent owner of any member of the PBG Organization having annual compensation of more than $150,000.

For purposes of (i) above, no more than 50 employees identified in the order of their annual compensation shall be treated as officers. For purposes of this section, annual compensation means compensation as defined in Treas. Reg. § 1.415(c)-2(a), without regard to Treasury Reg. §§ 1.415(c)-2(d), 1.415(c)-2(e), and 1.415(c)-2(g). The Plan Administrator shall determine who is a Specified Employee in accordance with Section 416(i) of the Code and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith, and provided further that the applicable year shall be determined in accordance with Section 409A and that any modification of the foregoing definition that applies under Section 409A shall be taken into account.

(1) Applicable Year. Except as otherwise required by Section 409A, the Plan Administrator shall determine Specified Employees as of the last day of each calendar year, based on compensation for such year, and such designation shall be effective for purposes of this Plan for the twelve month period commencing on April 1st of the next following calendar year.

(2) Rule of Administrative Convenience. In addition to the foregoing, the Plan Administrator shall treat all other Employees classified as E5 and above on the applicable determination date prescribed in subsection (2) (i.e., the last day of each calendar year) as a Specified Employee for purposes of the Plan for the twelve-month period commencing of the applicable April 1st date. However, if there are at least 200 Specified Employees without regard to this provision, then it shall not apply. If there are less than 200 Specified Employees without regard to this provision, but full application of this provision would cause there to be more than 200 Specified Employees, then (to the extent necessary to avoid exceeding 200 Specified Employees) those Employees classified as E5 and above who have the lowest base salaries on such applicable determination date shall not be Specified Employees.

(x) Vested Pension. The PEP Pension available to a Participant who has a vested PEP Pension and is not eligible for a Retirement Pension.

2.2 Construction. The terms of the Plan shall be construed in accordance with this section.

(a) Gender and Number. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.

(b) Compounds of the Word “Here”. The words “hereof”, “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan, not to any particular provision or section.

ARTICLE III – Participation

3.1 Each Salaried Plan Participant whose benefit under the Salaried Plan is curtailed by the Compensation Limitation or the Section 415 Limitation, or both, and each other Salaried Plan Participant (i) who is a Grandfathered Employee as defined in Section 3.7 of the Salaried Plan and who makes elective deferrals to the EID on or after April 1, 2009 (inclusively); (ii) who would be considered a Grandfathered Participant as defined in Section 3.7 of the Salaried Plan if the Participant was not classified by the Employer as salary band E3-E8 or MP; or (iii) whose 1988 pensionable “earnings” under the Salaried Plan, as described in Section 4.2(a), were $75,000 or more, shall participate in this Plan.

ARTICLE IV – Amount of Retirement Pension

4.1 PEP Pension. Subject to Section 4.5, a Participant’s PEP Pension shall equal the amount determined under (a) or (b) of this Section 4.1, whichever is applicable. Such amount shall be determined as of the date of the Participant’s Separation from Service.

(a) Same Form as Salaried Plan. If a Participant’s PEP Pension will be paid in the same form and will commence as of the same time as his pension under the Salaried Plan, then his monthly PEP Pension shall be equal to the excess of:

(1) The greater of:

(i) the monthly pension benefit which would have been payable to such Participant under the Salaried Plan without regard to (I) the Compensation Limitation; (II) the Section 415 Limitation; (III) the exclusion from Earnings of amounts deferred at the election of the Participant under the EID on or after April 1, 2009; and (IV) the March 31, 2009 exclusion from the Salaried

Plan definition of a Grandfathered Participant of a Participant who, as of such date, was classified as salary band E3-E8 or MP and had attained age 50 and completed five years of Service or whose sum of his age and years of Service was at least 65; and

(ii) if applicable, the amount determined in accordance with Section 4.2, expressed in such form and payable as of such time; over

(2) The amount of the monthly pension benefit that is in fact payable to such Salaried Plan Participant under the Salaried Plan, expressed in such form and payable as of such time.

The amount of the monthly pension benefit so determined, less the portion of such benefit that is the Participant’s Grandfathered Benefit, shall be payable as provided in Section 6.2.

(b) Different Form than Salaried Plan. If a Participant’s PEP Pension will be paid in a different form (whether in whole or in part) or will commence as of a different time than his pension benefit under the Salaried Plan, his PEP Pension shall be the product of:

(1) The greater of:

(i) the monthly pension benefit which would have been payable to such Participant under the Salaried Plan without regard to (I) the Compensation Limitation; (II) the Section 415 Limitation; (III) the exclusion from Earnings of amounts deferred at the election of the Participant under the EID on or after April 1, 2009; and (IV) the March 31, 2009 exclusion from the Salaried Plan definition of a Grandfathered Participant of a Participant who, as of such date, was classified as salary band E3-E8 or MP and had attained age 50 and completed five years of Service or whose sum of his age and years of Service was at least 65; and

(ii) if applicable, the amount determined in accordance with Section 4.2, expressed in the form and payable as of such time as applies to his PEP Pension under this Plan, multiplied by

(2) A fraction, the numerator of which is the value of the amount determined in Section 4.1(b)(1), reduced by the value of his pension under the Salaried Plan, and the denominator of which is the value of the amount determined in Section 4.1(b)(1) (with value determined on a reasonable and consistent basis, in the discretion of the Plan Administrator, with respect to similarly situated employees).

The amount of the monthly pension benefit so determined, less the portion of such benefit that is the Participant’s Grandfathered Benefit, shall be payable as provided in Section 6.2.

Notwithstanding the above, in the event any portion of the accrued benefit of a Participant under this Plan or the Salaried Plan is awarded to an alternate payee pursuant to a qualified domestic relations order, as such terms are defined in Section 414(p) of the Code, the Participant’s total PEP Pension shall be adjusted, as the Plan Administrator shall determine, so that the combined benefit payable to the Participant and the alternate payee from this Plan and the Salaried Plan is the amount determined pursuant to subsections 4.1(a) and (b) above, as applicable.

4.2 PEP Guarantee. A Participant who is eligible under subsection (a) below shall be entitled to a PEP Guarantee benefit determined under subsection (b) below, if any.

(a) Eligibility. A Participant shall be covered by this section if the Participant has 1988 pensionable earnings from an Employer of at least $75,000. For purposes of this section, “1988 pensionable earnings” means the Participant’s remuneration for the 1988 calendar year that was recognized for benefit accrual received under the Salaried Plan as in effect in 1988. “1988 pensionable earnings” does not include remuneration from an entity attributable to any period when that entity was not an Employer.

(b) PEP Guarantee Formula. The amount of a Participant’s PEP Guarantee shall be determined under paragraph (1), subject to the special rules in paragraph (2).

(1) Formula. The amount of a Participant’s PEP Guarantee under this paragraph shall be determined as follows:

(i) Three percent of the Participant’s Highest Average Monthly Earnings for the first 10 years of Credited Service, plus

(ii) One percent of the Participant’s Highest Average Monthly Earnings for each year of Credited Service in excess of 10 years, less

(iii) One and two-thirds percent of the Participant’s Primary Social Security Amount multiplied by years of Credited Service not in excess of 30 years.

In determining the amount of a Vested Pension, the PEP Guarantee shall first be calculated on the basis of (I) the Credited Service the Participant would have earned had he continued to accrue Credited Service until his Normal Retirement Age, and (II) his Highest Average Monthly Earnings and Primary Social Security Amount at the earlier of his Severance from Service Date or the date such Participant ceased to accrue additional benefits under both the Salaried Plan and this Plan, and then shall be reduced by multiplying the resulting amount by a fraction, the numerator of which is the Participant’s actual years of Credited Service on the earlier of his Severance from Service Date or the date such Participant ceased to accrue additional benefits under both the Salaried Plan and this Plan and the denominator of which is the years of Credited Service he would have earned had he continued to accrue Credited Service until his Normal Retirement Age.

(2) Calculation. The amount of the PEP Guarantee shall be determined pursuant to paragraph (1) above, subject to the following special rules:

(i) Surviving Eligible Spouse’s Annuity: Subject to subparagraph (iii) below and the last sentence of this subparagraph, if the Participant has an Eligible Spouse and has commenced receipt of an Annuity under this section, the Participant’s Eligible Spouse shall be entitled to receive a survivor annuity equal to 50 percent of the Participant’s Annuity under this section, with no corresponding reduction in such Annuity for the Participant. Annuity payments to a surviving Eligible Spouse shall begin on the first day of the month coincident with or following the Participant’s death and shall end with the last monthly payment due prior to the Eligible Spouse’s death. If the Eligible Spouse is more than 10 years younger than the Participant, the survivor benefit payable under this subparagraph shall be adjusted as provided below.

(A) For each full year more than 10 but less than 21 that the surviving Eligible Spouse is younger than the Participant, the survivor benefit payable to such spouse shall be reduced by 0.8 percent.

(B) For each full year more than 20 that the surviving Eligible Spouse is younger than the Participant, the survivor benefit payable to such spouse shall be reduced by an additional 0.4 percent.

This subparagraph applies only to a Participant who retires on or after his Early Retirement Date.

(ii) Reductions. The following reductions shall apply in determining a Participant’s PEP Guarantee.

(A) If the Participant will receive an Early Retirement Pension, the payment amount shall be reduced by 3/12ths of 1 percent for each month by which the benefit commencement date precedes the date the Participant would attain his Normal Retirement Date.

(B) If the Participant is entitled to a Vested Pension, the payment amount shall be reduced to the Actuarial Equivalent of the amount payable at his Normal Retirement Date (if payment commences before such date), and the reductions set forth in the Salaried Plan for any Pre-Retirement Spouse’s coverage shall apply.

(C) This clause applies if the Participant will receive his PEP Guarantee in a form that provides an Eligible Spouse benefit, continuing for the life of the surviving spouse, that is greater than that provided under subparagraph (i). In this instance, the Participant’s PEP Guarantee under this section shall be reduced so that the total value of the benefit payable on the Participant’s behalf is the Actuarial Equivalent of the PEP Guarantee otherwise payable under the foregoing provisions of this section.

(D) This clause applies if the Participant will receive his PEP Guarantee in a form that provides a survivor annuity for a beneficiary who is not his Eligible Spouse. In this instance, the Participant’s PEP Guarantee under this section shall be reduced so that the total value of the benefit payable on the Participant’s behalf is the Actuarial Equivalent of a Single Life Annuity for the Participant’s life.

(E) This clause applies if the Participant will receive his PEP Guarantee in a Annuity form that includes inflation protection described in the Salaried Plan. In this instance, the Participant’s PEP Guarantee under this section shall be reduced so that the total value of the benefit payable on the Participant’s behalf is the Actuarial Equivalent of the elected Annuity without such protection.

(iii) Lump Sum Conversion. The amount of the PEP Guarantee determined under this section for a Participant whose Retirement Pension will be distributed in the form of a lump sum shall be the Actuarial Equivalent of the Participant’s PEP Guarantee determined under this section, taking into account the value of any survivor benefit under subparagraph (i) above and any early retirement reductions under subparagraph (ii)(A) above.

(iv) April 1, 2009 Salaried Plan Changes.

(A) The amount of the PEP Guarantee determined under this section for a Participant who, as of March 31, 2009, was classified as salary band E3-E8 or MP and who had attained age 50 and completed five years of Service or (inclusively) whose sum of his age and years of Service was at least 65 shall be determined as if such Participant were a Grandfathered Participant in the Salaried Plan (so that Earnings and Credited Service were not frozen as of March 31, 2009).

(B) Highest Average Monthly Earnings shall be determined without regard to the exclusion from Earnings under the Salaried Plan of amounts deferred at the election of the Participant under the EID on or after April 1, 2009.

4.3 Certain Adjustments. Pensions determined under the foregoing sections of this Article are subject to adjustment as provided in this section. For purposes of this section, “specified plan” shall mean the Salaried Plan or a nonqualified pension plan similar to this Plan. A nonqualified pension plan is similar to this Plan if it is sponsored by a member of the PBG Organization and if its benefits are not based on participant pay deferrals (this category of similar plans includes the PepsiCo Prior Plan).

(a) Adjustments for Rehired Participants. This subsection shall apply to a current or former Participant who is reemployed after his Annuity Starting Date and (i) whose benefit under the Salaried Plan is recalculated based on an additional period of Credited Service, or (ii) whose benefit under the Salaried Plan would have been recalculated, based on an additional period of Credited Service if the Participant would have been considered a Grandfathered Participant as defined in Section 3.7 of the Salaried Plan if the Participant was not classified by the Employer as salary band E3-E8 or MP. In such event, the Participant’s PEP Pension shall be recalculated hereunder. For this purpose, the PEP Guarantee under Section 4.2 is adjusted for in-service distributions and prior distributions in the same manner as benefits are adjusted under the Salaried Plan, but by taking into account benefits under this Plan and any specified plans.

(b) Adjustment for Increased Pension Under Other Plans. If the benefit paid under a specified plan on behalf of a Participant is increased after PEP benefits on his behalf have been determined (whether the increase is by order of a court, by agreement of the plan administrator of the specified plan, or otherwise), the PEP benefit for the Participant shall be recalculated. If the recalculation identifies an overpayment hereunder, the Plan Administrator shall take such steps as it deems advisable to recover the overpayment. It is specifically intended that there shall be no duplication of payments under this Plan and any specified plans.

4.4 Reemployment of Certain Participants. In the case of a current or former Participant who is reemployed and is eligible to reparticipate in the Salaried Plan after his Annuity Starting Date, payment of his non-Grandfathered PEP Pension will not be suspended. If such Participant accrues an additional PEP Pension for service after such reemployment, his PEP Pension on his subsequent Separation from Service shall be reduced by the present value of PEP benefits previously distributed to such Participant, as determined by the Plan Administrator.

4.5 Vesting; Misconduct. A Participant shall be fully vested in his Accrued Benefit at the time he becomes fully vested in his accrued benefit under the Salaried Plan. Notwithstanding the preceding, or any other provision of the Plan to the contrary, a Participant shall forfeit his or her entire PEP Pension if the Plan Administrator determines that such Participant has engaged in “Misconduct” as defined below, determined without regard to whether the Misconduct occurred before or after the Participant’s Severance from Service. The Plan Administrator may, in its sole discretion, require the Participant to pay to the Employer any PEP Pension paid to the Participant within the twelve month period immediately preceding a date on which the Participant engaged in such Misconduct, as determined by the Plan Administrator.

“Misconduct” means any of the following, as determined by the Plan Administrator in good faith: (i) violation of any agreement between the Company or Employer and the Participant, including but not limited to a violation relating to the disclosure of confidential information or trade secrets, the solicitation of employees, customers, suppliers, licensors or contractors, or the performance of competitive services; (ii) violation of any duty to the Company or Employer, including but not limited to violation of the Company’s Code of Conduct; (iii) making, or causing or attempting to cause any other person to make, any statement (whether written, oral or electronic), or conveying any information about the Company or Employer which is disparaging or which in any way reflects negatively upon the Company or Employer unless required by law or pursuant to a Company or Employer policy; (iv) improperly disclosing or otherwise misusing any confidential information regarding the Company or Employer; (v) unlawful trading in the securities of the Company or of another company based on information garnered as a result of that Participant’s employment or other relationship with the Company; (vi) engaging in any act which is considered to be contrary to the best interests of the Company or Employer, including but not limited to recruiting or soliciting employees of the Employer; or (vii) commission of a felony or other serious crime or engaging in any activity which constitutes gross misconduct.

ARTICLE V – Death Benefits

5.1 Death Benefits. Each Participant entitled to a PEP Pension under this Plan who dies before his Annuity Starting Date shall be entitled to a death benefit equal in amount to the additional death benefit to which the Participant would have been entitled under the Salaried Plan if the PEP Pension as determined under Article IV was payable under the Salaried Plan instead of this Plan. The death benefit with respect to a Participant’s PEP Pension in excess of the Grandfathered Benefit shall become payable on the Participant’s date of death in a Single Lump Sum payment.

Payment of any death benefit of a Participant who dies before his Annuity Starting Date under the Plan shall be made to the persons and in the proportions to which any death benefit under the Salaried Plan is or would be paid.

ARTICLE VI – Distributions

The terms of this Article govern the distribution of benefits to a Participant who becomes entitled to payment of a PEP Pension under the Plan.

6.1 Form and Timing of Distributions. Subject to Section 6.5, this Section shall govern the form and timing of PEP Pensions.

(a) Time and Form of Payment of Grandfathered Benefit. The Grandfathered Benefit of a Participant shall be paid in the form and at the time or times provided by the terms of the Plan as in effect on October 3, 2004.

(b) Time and Form of Payment of Non-Grandfathered Benefit. Except as provided below, the PEP Pension payable to a Participant in excess of the Grandfathered Benefit shall be become payable in a Single Lump Sum on the Separation from Service of the Participant.

(1) Certain Vested Pensions. A Participant (i) who incurred a Separation from Service during the period January 1, 2005 through December 31, 2008 (other than a Participant described in (3) below); and (ii) whose Annuity Starting Date has not occurred as of January 1, 2009, shall receive his PEP Pension in excess of his Grandfathered Benefit in a Single Lump Sum which shall become payable on January 1, 2009.

(2) Annuity Election. A Participant who (i) attained age 50 on or before January 1, 2009, (ii) on or before December 31, 2008 irrevocably elected to receive a Single Life Annuity, a 50%, 75% or 100% Joint and Survivor Annuity, or a 10 Year Certain and Life Annuity; and (iii) incurs a Termination of Employment on or after July 1, 2009 after either attainment of age 55 and the tenth anniversary of the Participant’s initial employment date or attainment of age 65 and the fifth anniversary of the Participant’s initial employment date, shall receive his PEP Pension in excess of his Grandfathered Benefit in the form elected commencing on the first day of the month coincident with or next following his Separation from Service. If such Participant Separates from Service prior to July 1, 2009 or prior to attainment of age 55 and the tenth anniversary of the Participant’s employment date, or prior to attainment of age 65 and the fifth anniversary of the Participant’s employment, the Participant’s PEP Pension in excess of his Grandfathered Pension shall be payable in a Single Lump Sum on the Participant’s Separation from Service.

(3) 2008 Reorganization. The entire PEP Pension of a Participant who (i) was involuntarily Separated from Service on or after November 1, 2008 and on or before December 19, 2008; (ii) at the time of Separation from Service had attained age 50 and had not attained age 55, and had 10 or more years of Service; and (iii) is eligible for special retirement benefits as described in the letter agreement executed and not revoked by the Participant, shall become payable in a Single Lump Sum on the last day of the Participant’s “Transition Period” as defined in the letter agreement.

(4) Specified Employees. If a Participant is classified as a Specified Employee at the time of the Participant’s Separation from Service (or at such other time for determining Specified Employee status as may apply under Section 409A), then no amount shall be payable pursuant to this Section 6.1(b) until at least six (6) months after such a Separation from Service. Any payment otherwise due in such six month period shall be suspended and become payable at the end of such six month period, with interest at the applicable interest rates used for computing a Single Lump Sum payment on the date of Separation from Service.

(5) Actual Date of Payment. An amount payable on a date specified in this Article VI or in Article V shall be paid as soon as administratively feasible after such date; but no later than the later of (a) the end of the calendar year in which the specified date occurs; or (b) the 15th day of the third calendar month following such specified date and the Participant (or Beneficiary) is not permitted to designate the taxable year of the payment. The payment date may be postponed further if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant (or Beneficiary), and the payment is made in the first calendar year in which the calculation of the amount of the payment is administratively practicable.

6.2 Special Rules for Survivor Options.

(a) Effect of Certain Deaths. If a Participant makes an Annuity election described in Section 6.1(b)(2) and the Participant dies before his Separation from Service, the election shall be disregarded. Such a Participant may change his coannuitant of a Joint and Survivor Annuity at any time prior to his Separation from Service, and may change his beneficiary of a Ten Years Certain and Life Annuity at any time. If the Participant dies after such election becomes effective but before his non-Grandfathered PEP Pension actually commences, the election shall be given effect and the amount payable to his surviving Eligible Spouse or other beneficiary shall commence on the first day of the month following his death (any back payments due the Participant shall be payable to his estate). In the case of a Participant who elected a 10 Year Certain and Life Annuity, if such Participant dies: (i) after benefits have commenced; (ii) without a surviving primary or contingent beneficiary, and (iii) before receiving 120 payments under the form of payment, then the remaining payments due under such form of payment shall be paid to the Participant’s estate. If payments have commenced under such form of payment to a Participant’s primary or contingent beneficiary and such beneficiary dies before payments are completed, then the remaining payments due under such form of payment shall be paid to such beneficiary’s estate.

(b) Nonspouse Beneficiaries. If a Participant’s beneficiary is not his Eligible Spouse, he may not elect:

(1) The 100 percent survivor option described in Section 6.1(b)(2) with a nonspouse beneficiary more than 10 years younger than he is, or

(2) The 75 percent survivor option described in Section 6.1(b)(2) with a nonspouse beneficiary more than 19 years younger than he is.

6.3 Designation of Beneficiary. A Participant who has elected to receive all or part of his pension in a form of payment that includes a survivor option shall designate a beneficiary who will be entitled to any amounts payable on his death. Such designation shall be made on a PEP Election Form. A Participant shall have the right to change or revoke his beneficiary designation at any time prior to when his election is finally effective. The designation of any beneficiary, and any change or revocation thereof, shall be made in accordance with rules adopted by the Plan Administrator. A beneficiary designation shall not be effective unless and until filed with the Plan Administrator

6.4 Determination of Single Lump Sum Amounts. Except as otherwise provided below, a Single Lump Sum payable under Article V or Section 6.1 shall be determined in the same manner as the single lump sum payment option prescribed in Section 6.1(b)(3) of the Salaried Plan.

(a) Vested Pensions. If on the date of Separation from Service of a Participant such Participant is not entitled to retire with an immediate pension under the Salaried Plan, the Single Lump Sum payable to the Participant under Section 6.1 shall be determined in the same manner as the single lump sum payment option prescribed in Section 6.1(b)(3) of the Salaried Plan but substituting (for Plan Years beginning before 2012) the applicable segment rates for the blended 30 year Treasury and segment rates that would otherwise be applicable.

(b) 2008 Reorganization. Notwithstanding subsection (a) above, the Single Lump Sum payment for a Participant whose employment was involuntarily terminated as a result of the 2008 Reorganization on or after November 1, 2008 and on or before December 19, 2008 shall be determined based on the applicable interest rates and mortality used by the Salaried Plan for optional lump sum distributions in December 2008, provided that in no event shall such Single Lump Sum payment be less than the Single Lump Sum determined based on the applicable interest rates and mortality used by the Salaried Plan for lump sum distributions for the month in which the Single Lump Sum is distributed to the Participant.

6.5 Section 162(m) Postponement. Notwithstanding any other provision of this Plan to the contrary, no PEP Pension shall be paid to any Participant prior to the earliest date on which the Company’s federal income tax deduction for such payment is not precluded by Section 162(m) of the Code. In the event any payment is delayed solely as a result of the preceding restriction, such payment shall be made as soon as administratively feasible following the first date as of which Section 162(m) of the Code no longer precludes the deduction by the Company of such payment. Amounts deferred because of the Section 162(m) deduction limitation shall be increased by simple interest for the period of delay at the annual rate of six percent (6%).

ARTICLE VII – Administration

7.1 Authority to Administer Plan. The Plan shall be administered by the Plan Administrator appointed by the Company’s Board of Directors or its delegate, who shall have all powers necessary or appropriate to enable the Plan Administrator to carry out the Plan Administrator’s administrative duties. Such powers and duties shall include, without limitation, the authority to interpret the Plan and determine all questions that may arise hereunder as to the status and rights of Employees, Participants and Beneficiaries. The Plan Administrator shall maintain Plan records and make benefit calculations, and may rely upon information furnished it by the Participant in writing, including the Participant’s current mailing address, age and marital status. The Plan Administrator’s interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned. The Company shall not be a fiduciary of the Plan for purposes of ERISA, and any restrictions that apply to a party in interest under section 406 of ERISA shall not apply to the Company or otherwise under the Plan.

7.2 Facility of Payment. Whenever, in the Plan Administrator’s opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Plan Administrator may make payments to such person or to the legal representative of such person for his benefit, or the Plan Administrator may apply the payment for the benefit of such person in such manner as it considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

7.3 Claims Procedure. The Plan Administrator shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters are final and conclusive. This discretionary authority is intended to be absolute, and in any case where the extent of this discretion is in question, the Plan Administrator is to be accorded the maximum discretion possible. Any exercise of this discretionary authority shall be reviewed by a court, arbitrator or other tribunal under the arbitrary and capricious standard (i.e., the abuse of discretion standard). If, pursuant to this discretionary authority, an assertion of any right to a benefit by or on behalf of a Participant or beneficiary is wholly or partially denied, the Plan Administrator, or a party designated by the Plan Administrator, will provide such claimant within the 90-day period following the receipt of the claim by the Plan Administrator, a comprehensible written notice setting forth:

(a) The specific reason or reasons for such denial;

(b) Specific reference to pertinent Plan provisions on which the denial is based;

(c) A description of any additional material or information necessary for the claimant to submit to perfect the claim and an explanation of why such material or information is necessary; and

(d) A description of the Plan’s claim review procedure. The claim review procedure is available upon written request by the claimant to the Plan Administrator, or the designated party, within 60 days after receipt by the claimant of written notice of the denial of the claim, and includes the right to examine pertinent documents and submit issues and comments in writing to the Plan Administrator, or the designated party. The decision on review will be made within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days, and shall be in writing and drafted in a manner calculated to be understood by the claimant, and include specific reasons for the decision with references to the specific Plan provisions on which the decision is based.

If within a reasonable period of time after the Plan receives the claim asserted by the Participant, the Plan Administrator, or the designated party, fails to provide a comprehensible written notice stating that the claim is wholly or partially denied and setting forth the information described in (a) through (d) above, the claim shall be deemed denied. Once the claim is deemed denied, the Participant shall be entitled to the claim review procedure described in subsection (d) above. Such review procedure shall be available upon written request by the claimant to the Plan Administrator, or the designated party, within 60 days after the claim is deemed denied. Any claim under the Plan that is reviewed by a court shall be reviewed solely on the basis of the record before the Plan Administrator at the time the Plan Administrator’s determination was made.

7.4 Effect of Specific References. Specific references in the Plan to the Plan Administrator’s discretion shall create no inference that the Plan Administrator’s discretion in any other respect, or in connection with any other provision, is less complete or broad.

7.5 Limitations on Actions. Any claim filed under this Article VII and any action brought in state or federal court by or on behalf of a Participant or a Beneficiary for the alleged wrongful denial of Plan benefits or for the alleged interference with ERISA-protected rights must be brought within three years of the date the Participant’s or Beneficiary’s cause of action first accrues. Failure to bring any such cause of action within this three-year time frame shall preclude a Participant or Beneficiary, or any representative of the Participant or Beneficiary, from bringing the claim or cause of action. Correspondence or other communications following the mandatory appeals process described in this Article VII shall have no effect on this three-year time frame.

ARTICLE VIII– Miscellaneous

8.1 Nonguarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between an Employer and any Employee, or as a right of any Employee to be continued in the employment of an Employer, or as a limitation of the right of an Employer to discharge any of its Employees, with or without cause.

8.2 Nonalienation of Benefits. Benefits payable under the Plan or the right to receive future benefits under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, including any assignment or alienation in connection with a divorce, separation, child support or similar arrangement, shall be null and void and not binding on the Company. The Company shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

8.3 Unfunded Plan. The Company’s obligations under the Plan shall not be funded, but shall constitute liabilities by the Company payable when due out of the Company’s general funds. To the extent the Participant or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the rights of any unsecured general creditor of the Company.

8.4 Action by the Company. Any action by the Company under this Plan may be made by the Board of Directors of the Company or by the Compensation Committee of the Board of Directors, with a report of any actions taken by it to the Board of Directors. In addition, such action may be made by any other person or persons duly authorized by resolution of said Board to take such action.

8.5 Indemnification. Unless the Board of Directors of the Company shall determine otherwise, the Company shall indemnify, to the full extent permitted by law, any employee acting in good faith within the scope of his employment in carrying out the administration of the Plan.

8.6 Applicable Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the provisions of ERISA. In the event ERISA is not applicable or does not preempt state law, the laws of the state of New York shall govern.

If any provision of this Plan is, or is hereafter declared to be, void, voidable, invalid or otherwise unlawful, the remainder of the Plan shall not be affected thereby.

8.7 Withholding. The Employer shall withhold from amounts due under this Plan the amount necessary to enable the employer to remit to the appropriate government entity or entities on behalf of the Participant as may be required by the federal income tax withholding provisions of the Code, by an applicable state’s income tax, or by an applicable city, county or municipality’s earnings or income tax act. The Employer may withhold from the compensation of, or collect from, a Participant the amount necessary to remit on behalf of the Participant any FICA taxes which may be required with respect to amounts accrued by a Participant hereunder as determined by the Employer.

ARTICLE IX – Amendment and Termination

9.1 Continuation of the Plan. While the Company and the Employers intend to continue the Plan indefinitely, they assume no contractual obligation as to its continuance. In accordance with Section 8.4, the Company hereby reserves the right, in its sole discretion, to amend, terminate, or partially terminate the Plan at any time.

9.2 Amendments. The Company may, in its sole discretion, make any amendment or amendments to this Plan from time to time, with or without retroactive effect, at any time before the Participant’s Separation from Service. An Employer (other than the Company) shall not have the right to amend the Plan. Any amendments made to the Plan shall be subject to any restrictions on amendment that are applicable to ensure continued compliance under Section 409A.

9.3 Termination. The Company may terminate the Plan and all other plans aggregated with the Plan pursuant to Treas. Reg. §1.409A-1(c), subject to the Section 409A distribution timing provisions and the restrictions on maintaining future deferred compensation arrangements set forth in Treas. Reg. §1.409A-3(h)(2)(viii) (no new nonqualified plan within three years).

The Company also may terminate the Plan and distribute all vested accrued benefits in a lump sum payment within twelve months after a change in control as permitted under Section 409A.

The Company also may terminate the Plan and distribute all vested accrued benefits in a lump sum payment as of the date of the corporate dissolution of the Company in a transaction taxable under Section 331 of the Code or in the event of the bankruptcy of the Company with the approval of the Bankruptcy Court pursuant to 11 U.S.C. §504(b)(1).

In addition, the Company may terminate the Plan and distribute all vested benefits as may otherwise be permitted by the Commissioner of the Internal Revenue Service under Section 409A.

A termination of the Plan must comply with the provisions of Section 409A, including, but not limited to, restrictions on the timing of final distributions and the adoption of future deferred compensation arrangements.

The above restated Plan is hereby adopted and approved, to be effective as of April 1, 2009 (except as otherwise provided), this 23rd day of December, 2009.

THE PEPSI BOTTLING GROUP, INC.

	By:	/s/ John Berisford
John Berisford, Senior Vice President, Human Resources

APPROVED

/s/ Christine Morace
Law Department

APPENDIX

Foreword

This Appendix sets forth additional provisions applicable to individuals specified in the Articles of this Appendix. In any case where there is a conflict between the Appendix and the main text of the Plan, the Appendix shall govern.

Article IPO – Transferred and Transition Individuals

IPO.1 Scope. This Article supplements the main portion of the Plan document with respect to the rights and benefits of Transferred and Transition Individuals following the spinoff of this Plan from the PepsiCo Prior Plan.

IPO.2 Definitions. This section provides definitions for the following words or phrases in boldface and underlined. Where they appear in this Article with initial capitals they shall have the meaning set forth below. Except as otherwise provided in this Article, all defined terms shall have the meaning given to them in Section 2.1 of the Plan.

(a) Agreement. The 1999 Employee Programs Agreement between PepsiCo, Inc. and The Pepsi Bottling Group, Inc.

(b) Close of the Distribution Date. This term shall take the definition given it in the Agreement.

(c) Transferred Individual. This term shall take the definition given it in the Agreement.

(d) Transition Individual. This term shall take the definition given it in the Agreement.

IPO.3 Rights of Transferred and Transition Individuals. All Transferred Individuals who participated in the PepsiCo Prior Plan immediately prior to the Effective Date shall be Participants in this Plan as of the Effective Date. The spinoff of this Plan from the PepsiCo Prior Plan shall not result in a break in the Service or Credited Service of Transferred Individuals or Transition Individuals. Notwithstanding anything in the Plan to the contrary, and as provided in Section 2.04 of the Agreement, all service, all compensation, and all other benefit-affecting determinations for Transferred Individuals that, as of the Close of the Distribution Date, were recognized under the PepsiCo Prior Plan for periods immediately before such date, shall as of the Effective Date continue to receive full recognition, credit and validity and shall be taken into account under this Plan as if such items occurred under this Plan, except to the extent that duplication of benefits would result. Similarly, notwithstanding anything to the contrary in the Plan, the benefits of Transition Individuals shall be determined in accordance with section 8.02 of the Agreement.

Article B – Special Cases

B.1 This Article B of the Appendix supplements the main portion of the Plan document and is effective as of January 28, 2002.

B.2 This Article shall apply to certain highly compensated management individuals who were (i) hired as a Band IV on or about January 28, 2002 and (ii) designated by the Senior Vice President of Human Resources as eligible to receive a supplemental retirement benefit (the “Participant”).

B.3 Notwithstanding Article IV of the Plan, the amount of the total PEP Pension under this Plan shall be equal to the excess of (1) the monthly pension benefit which would have been payable to such individual under the Salaried Plan without regard to the Compensation Limitation and the Section 415 Limitation, determined as if such individual’s employment commencement date with the Company were September 10, 1990; (2) the sum of (i) the amount of the monthly pension benefit that is in fact payable under the Salaried Plan; and (ii) the monthly amount of such individual’s deferred, vested benefit under any qualified or nonqualified defined benefit pension plan maintained by PepsiCo., Inc. or any affiliate of PepsiCo., Inc., Tricom or YUM!, as determined by the administrator using reasonable assumptions to adjust for different commencement dates so that the total benefit of such individual does not exceed the amount described in (1) above.

B.4 In the event of the death of such individual while employed by the Company, the individual’s beneficiary shall be entitled to a death benefit as provided in Article V, determined based on the formula for the total benefit described above, and reduced by the survivor benefits payable by the Salaried Plan and the other plans described above. The net amount so determined shall be payable in a Single Lump Sum as prescribed in Article V.

B.5 The Plan Administrator shall, in its sole discretion, adjust any benefit determined pursuant to this Article B to the extend necessary or appropriate to ensure that such individual’s benefit in the aggregate does not exceed the Company’s intent to ensure overall pension benefits equal to the benefits that would be applicable if such individual had been continuously employed by the Company for the period commencing September 10, 1990 to the date of Separation from Service.

Article C – Transfers From/To PepsiCo, Inc.

C.1 This Article supplements and overrides the main portion of the Plan with respect to Participants who (i) transfer from the Company to PepsiCo, Inc.; and (ii) transfer from PepsiCo, Inc. to the Company.

C.2 Notwithstanding Article IV of the Plan, the PEP Pension of a Participant who (i) transfers from the Company to PepsiCo., Inc. or (ii) transfers to PepsiCo, Inc. from the Company shall be determined as set forth below.

C.3 Transfers to PepsiCo, Inc. The PEP Pension of a Participant who transfers to PepsiCo, Inc. shall be determined as of the date of such transfer in the manner described in Article IV, including the Salaried Plan offset regardless of whether such benefit under the Salaried Plan is transferred to a qualified plan of PepsiCo, Inc. On such Participant’s Separation from Service, the PEP Pension so determined shall become payable in accordance with Article VI.

C.4 Transfers from PepsiCo., Inc. The PEP Pension of a Participant who transfers from PepsiCo, Inc. shall be determined as of the date of the Participant’s Separation from Service in the manner described in Article IV and shall be reduced by any benefit accrued by the Participant under any qualified or nonqualified plan maintained by PepsiCo, Inc. that is based on credited service included in the determination of the Participant’s benefit under this Plan so that the total benefit from all plans does not exceed the benefit the Participant would have received had the Participant been solely employed by the Company. Notwithstanding the preceding, effective for transfers on or after January 1, 2005, in no event shall such benefit be less than the benefit the Participant would have received based solely on the Participant’s employment by the Company. The Plan Administrator shall make such adjustments as the Plan Administrator deems appropriate to effectuate the intent of this Section C.4.

AMENDMENT TO THE

PBG PENSION EQUALIZATION PLAN

RESTATEMENT EFFECTIVE APRIL 1, 2009

The PBG Pension Equalization Plan Restatement Effective April 1, 20009 (the “Plan”) is hereby amended as set forth below, effective as of the “Effective Time” (as defined in Amendment No. 7 below) and contingent upon the occurrence of the Effective Time.

1.	Section 1.1 is amended in its entirety to read as follows:

“1.1 History of Plan. The Pepsi Bottling Group, Inc. (“PBG”) established the PBG Pension Equalization Plan (“PEP” or “Plan”) effective April 6, 1999 for the benefit of salaried employees of the PBG Organization who participate in the PBG Salaried Employees Retirement Plan (“Salaried Plan”). The Plan was initially established as a successor plan to the PepsiCo Pension Equalization Plan, due to PBG’s April 6, 1999 initial public offering, and the Plan included historical PepsiCo provisions which are relevant for eligibility and benefit determinations under the Plan. The Plan provides benefits for eligible employees whose pension benefits under the Salaried Plan are limited by the provisions of the Internal Revenue Code of 1986, as amended. In addition, the Plan provides benefits for certain eligible employees based on the pre-1989 Salaried Plan formula. Effective April 1, 2009, the Plan also provides benefits for employees whose eligible pay under the Salaried Plan is reduced due to the employees’ elective deferrals under the PBG Executive Income Deferral Program and for certain executives who would be “Grandfathered Participants” under the Salaried Plan but for their classification as salary band E3-E8 or MP (or its equivalent, for periods on and after the Effective Time). The Plan is intended as a nonqualified unfunded deferred compensation plan for federal income tax purposes. For purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”), the Plan is structured as two plans. The portion of the Plan that provides benefits based on limitations imposed by Section 415 of the Internal Revenue Code (the “Code”) is intended to be an “excess benefit plan” as described in Section 4(b)(5) of ERISA. The remainder of the Plan is intended to be a plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA providing benefits to a select group of management or highly-compensated employees.

The Plan has been amended from time to time, most recently in the form of an amendment and complete restatement effective as of April 1, 2009 (“2009 Restatement”). PBG now wishes to further amend the Plan as a result of the merger of PBG with and into Pepsi-Cola Metropolitan Bottling Company, Inc., a wholly-owned subsidiary of PepsiCo, Inc. (the “Company”), pursuant to the Agreement and

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Plan of Merger dated as of August 3, 2009 among PBG, the Company and Pepsi-Cola Metropolitan Company, Inc., and to facilitate the Company’s assumption of PBG’s role as the Plan’s sponsor.

NOW, THEREFORE, effective as of the Effective Time (as defined in Article II) except as otherwise provided, the PBG Pension Equalization Plan is hereby amended as follows:”

2.	The definition of “Company or PBG” in Section 2.1(d) is deleted and replaced with the following:

“(d) Company. PepsiCo, Inc., a corporation organized and existing under the laws of the State of North Carolina or its successor or successors. For periods prior to the Effective Time, “Company” means The Pepsi Bottling Group, Inc.”

3.	The definition of “PBG Organization” in Section 2.1(i) is deleted and replaced with the following:

“(i) PepsiCo/PBG Organization. The controlled group of organizations of which the Company is a part, as defined by Section 414 of the Code and the regulations issued thereunder. An entity shall be considered a member of the PepsiCo/PBG Organization only during the period it is one of the group of organizations described in the preceding sentence. The application of this definition for periods prior to the Effective Time shall take into account the different definition of “Company” that applies before the Effective Time.”

4.	The definition of “Plan Administrator” in Section 2.1(n) is amended to read as follows:

“(n) Plan Administrator. The PepsiCo Administration Committee (PAC), which shall have authority to administer the Plan as provided in Article VII.”

5.	The definition of “Separation from Service” in section 2.1(u) is amended to read as follows:

“(u) Separation from Service. A Participant’s separation from service as defined in Section 409A.”

6.	The definition of “Specified Employee” in Section 2.1(w) is amended by adding a new paragraph (4) at the end thereof to read as follows:

“(4) Identification of Specified Employees On and After the Effective Time. Notwithstanding the foregoing, for the periods on after the Effective Time, Specified Employees shall be identified as follows:

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(i) For the period that begins on the Effective Time and ends on March 31, 2010, Specified Employees shall be identified by combining the lists of Specified Employees of all Employers as in effect immediately prior to the Effective Time. The foregoing method of identifying Specified Employees is intended to comply with Treas. Reg. § 1.409A-1(i)(6)(i), which authorizes the use of an alternative method of identifying Specified Employees that complies with Treas. Reg. §§ 1.409A-1(i)(5) and -1(i)(8) and Section VII.C.4.d of the Preamble to the Final Regulations under Section 409A of the Code, which permits “service recipients to simply combine the pre-transaction separate lists of specified employees where it is determined that such treatment would be administratively less burdensome.”

(ii) For periods beginning on or after April 1, 2010, Specified Employees under any plan or arrangement sponsored by an Employer that is subject to Section 409A of the Code shall be identified in accordance with an alternative method of identifying Specified Employees under Treas. Reg. § 1.409A-1(i)(5) adopted on a global basis by the Company for all such plans and arrangements, or if no such alternative method is adopted, in accordance with the default method for identifying Specified Employees under Treas. Reg. § 1.409A-1(i)(1), (2), (3) and (4).”

7.	The following new definitions are added to Section 2.1:

“Effective Time. The date given to that term in the Agreement and Plan of Merger dated as of August 3, 2009, among The Pepsi Bottling Group, Inc., PepsiCo, Inc., and Pepsi-Cola Metropolitan Bottling Company, Inc.”

“Employee. A individual who qualifies as an “Employee” as that term is defined in the Salaried Plan.”

“Employer. An entity that qualifies as an “Employer” as that term is defined in the Salaried Plan.”

8.	The lead-in paragraph of Section 4.2 is amended in its entirety to read as follows:

“4.2 PEP Guarantee. Subject to the next sentence, a Participant who is eligible under subsection (a) below shall be entitled to a PEP Guarantee benefit determined under subsection (b) below, if any. An individual whose eligibility under the Salaried Plan is restricted by a Home Plan Rules provision (e.g., the restriction in Appendix Article HPR of the Salaried Plan) shall not be eligible to accrue any benefit under this Section 4.2 with respect to a period during which the individual is subject to such restriction.”

9.	Section 8.3 is amended to read as follows:

“8.3 Unfunded Plan. Obligations under the Plan shall constitute unfunded liabilities of a Participant’s Employer payable when due out of the Employer’s general

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funds. To the extent a participant or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the rights of any unsecured general creditor of the Employer.”

10.	Minor corrections to the Plan necessary to carry forth the above amendments, including re-alphabetizing and renumbering the defined terms in Article II to reflect changes thereto, and corrections to cross-references affected by these amendments, shall be made as necessary after applying the foregoing amendments.

Dated this 19 day of February 2010.

THE PEPSI BOTTLING GROUP, INC.

		By:	/s/ John Berisford
John Berisford
		Title:	Senior Vice President, Human Resources

LAW DEPARTMENT APPROVAL:

By:	/s/ Christine Morace

Consented to and Approved by:

PEPSICO, INC.

		By:	/s/ Cynthia M. Trudell
Cynthia M. Trudell
		Title:	Senior Vice President and Chief Personnel Officer

LAW DEPARTMENT APPROVAL:

By:	/s/ Stacy L. DeWalt
PepsiCo, Inc. Law Department

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SECOND AMENDMENT TO THE

PBG PENSION EQUALIZATION PLAN

RESTATEMENT EFFECTIVE APRIL 1, 2009

The PBG Pension Equalization Plan (“Plan”) was amended and restated in its entirety effective as of April 1, 2009. The Plan was further amended effective February 26, 2010 to, among other things, transfer sponsorship of the Plan to PepsiCo, Inc. (“Company”) in connection with the merger of The Pepsi Bottling Group, Inc., with and into Pepsi-Cola Metropolitan Bottling Company, Inc., a wholly-owned subsidiary of the Company.

The Company now wishes to amend the Plan further as a result of the Company’s intention to merge the PBG Salaried Employees Retirement Plan with and into the PepsiCo Salaried Employees Retirement Plan.

NOW, THEREFORE, the Plan is hereby amended effective as of the date of the merger of the PBG Salaried Employees Retirement Plan with and into the PepsiCo Salaried Employees Retirement Plan, except as otherwise noted below, as follows:

1.	Section 2.1(q) is amended to read in its entirety as follows:

“(q) Salaried Plan. The PepsiCo Salaried Employees Retirement Plan; as it may be amended from time to time; provided that a Participant’s benefit under this Plan shall be determined solely by reference to the PBG Plan Merger Appendix to such plan as if such Appendix were a separate plan.”

2.	Article C of the Appendix to the Plan is amended, effective as of February 26, 2010, to add the following introductory paragraph:

“The provisions of this Article C shall only apply to transfers that occur before February 26, 2010 and shall not apply to any transfer to PepsiCo, Inc. or from PepsiCo, Inc. that occurs on or after such date.”

[The remainder of this page is intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, PepsiCo, Inc. hereby adopts the foregoing Second Amendment this 14th day of June, 2010.

PEPSICO, INC.

		By:	/s/ Cynthia M. Trudell
Cynthia M. Trudell
Senior Vice President and Chief Personnel Officer

APPROVED:

By:	/s/ Stacy L. DeWalt
Stacy L. DeWalt, Employee Benefits
Attorney, Law Department
Date: May 26, 2010

THIRD AMENDMENT TO THE

PBG PENSION EQUALIZATION PLAN

RESTATEMENT EFFECTIVE APRIL 1, 2009

The PBG Pension Equalization Plan (“Plan”) was amended and restated in its entirety effective as of April 1, 2009. The Plan was further amended effective February 26, 2010 to, among other things, transfer sponsorship of the Plan to PepsiCo, Inc. (“Company”) in connection with the merger of The Pepsi Bottling Group, Inc., with and into Pepsi-Cola Metropolitan Bottling Company, Inc., a wholly-owned subsidiary of the Company; and effective June 14, 2010, to revise the Plan’s definition of “Salaried Plan” to reflect the merger of the PBG Salaried Employees Retirement Plan with and into the PepsiCo Salaried Employees Retirement Plan.

The Company now wishes to amend the Plan further to reflect changes in the Salaried Plan and to revise the statute of limitations provision, and add venue provisions.

NOW, THEREFORE, the Plan is hereby amended effective as of January 1, 2011, as follows:

1.	Section 3.1 is amended to read in its entirety as follows:

“3.1 Each Salaried Plan Participant whose benefit under the Salaried Plan is curtailed by the Compensation Limitation or the Section 415 Limitation, or both, and each other Salaried Plan Participant (i) who is a Grandfathered Employee as defined in Section 3.7 of the Salaried Plan and who made elective deferrals to the EID on or after April 1, 2009 and before January 1, 2011 (inclusively); (ii) who would have been considered a Grandfathered Participant as defined in Section 3.7 of the Salaried Plan during the period April 1, 2009 through December 31, 2010 if the Participant had not been classified by the Employer as salary band E3-E8 or MP on March 31, 2009; or (iii) whose 1988 pensionable “earnings” under the Salaried Plan, as described in Section 4.2(a), were $75,000 or more, shall participate in this Plan.”

2.	Section 4.1 is amended to read in its entirety as follows:

“4.1 PEP Pension. Subject to Sections 4.5 and 8.8, a Participant’s PEP Pension shall equal the amount determined under (a) or (b) of this Section 4.1, whichever is applicable. Such amount shall be determined as of the date of the Participant’s Separation from Service.

(a) Same Form as Salaried Plan. If a Participant’s PEP Pension will be paid in the same form and will commence as of the same time as his pension under the Salaried Plan, then his monthly PEP Pension shall be equal to the excess of:

(1) The greater of:

(i) the monthly pension benefit which would have been payable to such Participant under the Salaried Plan without regard to (I) the Compensation Limitation; (II) the Section 415 Limitation; (III) the exclusion from Earnings of amounts deferred at the election of the Participant under the EID on or after April 1, 2009 and before January 1, 2011; and (IV) the April 1, 2009 through December 31, 2010 exclusion from the Salaried Plan definition of a Grandfathered Participant of a Participant who, as of March 31, 2009, was classified as salary band E3-E8 or MP and had attained age 50 and completed five years of Service or whose sum of his age and years of Service was at least 65; and

(ii) if applicable, the amount determined in accordance with Section 4.2, expressed in such form and payable as of such time; over

(2) The amount of the monthly pension benefit that is in fact payable to such Salaried Plan Participant under the Salaried Plan, expressed in such form and payable as of such time.

The amount of the monthly pension benefit so determined, less the portion of such benefit that is the Participant’s Grandfathered Benefit, shall be payable as provided in Section 6.2.

(b) Different Form than Salaried Plan. If a Participant’s PEP Pension will be paid in a different form (whether in whole or in part) or will commence as of a different time than his pension benefit under the Salaried Plan, his PEP Pension shall be the product of:

(1) The greater of:

(i) the monthly pension benefit which would have been payable to such Participant under the Salaried Plan without regard to (I) the Compensation Limitation; (II) the Section 415 Limitation; (III) the exclusion from Earnings of amounts deferred at the election of the Participant under the EID on or after April 1, 2009 and before January 1, 2011; and (IV) the March 31, 2009 through December 31, 2010 exclusion from the Salaried Plan definition of a Grandfathered Participant of a Participant who, as of such date, was classified as salary band E3-E8 or MP and had attained age 50 and completed five years of Service or whose sum of his age and years of Service was at least 65; and

(ii) if applicable, the amount determined in accordance with Section 4.2, expressed in the form and payable as of such time as applies to his PEP Pension under this Plan, multiplied by

(2) A fraction, the numerator of which is the value of the amount determined in Section 4.1(b)(1), reduced by the value of his pension under the Salaried Plan, and the denominator of which is the value of the amount determined in Section 4.1(b)(1) (with value determined on a reasonable and consistent basis, in the discretion of the Plan Administrator, with respect to similarly situated employees).

The amount of the monthly pension benefit so determined, less the portion of such benefit that is the Participant’s Grandfathered Benefit, shall be payable as provided in Section 6.2.

Notwithstanding the above, in the event any portion of the accrued benefit of a Participant under this Plan or the Salaried Plan is awarded to an alternate payee pursuant to a qualified domestic relations order, as such terms are defined in Section 414(p) of the Code, the Participant’s total PEP Pension shall be adjusted, as the Plan Administrator shall determine, so that the combined benefit payable to the Participant and the alternate payee from this Plan and the Salaried Plan is the amount determined pursuant to subsections 4.1(a) and (b) above, as applicable.”

3.	The first paragraph of Section 4.2 is amended to read in its entirety as follows:

“4.2 PEP Guarantee. Subject to Section 8.8, a Participant who is eligible under subsection (a) below shall be entitled to a PEP Guarantee benefit determined under subsection (b) below, if any.”

4.	Section 4.2(b)(2)(iv) is amended to read in its entirety as follows:

“(iv) April 1, 2009 Salaried Plan Changes.

(A) The amount of the PEP Guarantee determined under this section for a Participant who, as of March 31, 2009, was classified as salary band E3-E8 or MP and who had attained age 50 and completed five years of Service or (inclusively) whose sum of his age and years of Service was at least 65 shall be determined as if such Participant were a Grandfathered Participant in the Salaried Plan on April 1, 2009 (so that Earnings and Credited Service were not frozen as of March 31, 2009 for the period April 1, 2009 through December 31, 2010).

(B) Highest Average Monthly Earnings shall be determined without regard to the exclusion from Earnings under the Salaried Plan of amounts deferred at the election of the Participant under the EID on or after April 1, 2009 and before January 1, 2011.”

5.	The first paragraph of Section 4.5 is amended to read in its entirety as follows:

“4.5 Vesting; Misconduct. Subject to Section 8.8, a Participant shall be fully vested in his Accrued Benefit at the time he becomes fully vested in his accrued benefit under the Salaried Plan. Notwithstanding the preceding, or any other provision of the Plan to the contrary, a Participant shall forfeit his or her entire PEP Pension if the Plan Administrator determines that such Participant has engaged in “Misconduct” as defined below, determined without regard to whether the Misconduct occurred before or after the Participant’s Severance from Service. The Plan Administrator may, in its sole discretion, require the Participant to pay to the Employer any PEP Pension paid to the Participant within the twelve month period immediately preceding a date on which the Participant has engaged in such Misconduct, as determined by the Plan Administrator.”

6.	Section 7.5 is amended to read in its entirety as follows:

“7.5 Limitations on Actions. Effective for claims and actions filed on or after January 1, 2011, any claim filed under Article VII and any action filed in state or federal court by or on behalf of a former or current Employee, Participant, beneficiary or any other individual, person or entity (collectively, a “Petitioner”) for the alleged wrongful denial of Plan benefits or for the alleged interference with or violation of ERISA-protected rights must be brought within two years of the date the Petitioner’s cause of action first accrues. For purposes of this subsection, a cause of action with respect to a Petitioner’s benefits under the Plan shall be deemed to accrue not later than the earliest of (i) when the Petitioner has received the calculation of the benefits that are the subject of the claim or legal action (ii) the date identified to the Petitioner by the Plan Administrator on which payments shall commence, or (iii) when the Petitioner has actual or constructive knowledge of the facts that are the basis of his claim. For purposes of this subsection, a cause of action with respect to the alleged interference with ERISA-protected rights shall be deemed to accrue when the claimant has actual or constructive knowledge of the acts that are alleged to interfere with ERISA-protected rights. Failure to bring any such claim or cause of action within this two-year time frame shall preclude a Petitioner, or any representative of the Petitioner, from filing the claim or cause of action. Correspondence or other communications following the mandatory appeals process described in Section 7.3 shall have no effect on this two-year time frame.”

7.	A new Section 7.6 is added to the Plan, to read in its entirety as follows:

“7.6 Restriction on Venue. Any claim or action filed in court or any other tribunal in connection with the Plan by or on behalf of a Petitioner (as defined in Section 7.5 above) shall only be brought or filed in the United States

District Court for the Southern District of New York, effective for claims or actions filed on or after January 1, 2011.”

8.	A new Section 8.8 is added to the Plan, to read as follows:

“8.8 Section 457A. To avoid the application of Code section 457A (“Section 457A”) to a Participant’s PEP Pension, the following shall apply to a Participant who transfers to a work location outside of the United States to provide services to a member of the PepsiCo Organization that is neither a United States corporation nor a pass-through entity that is wholly owned by a United States corporation (“Covered Transfer”):

(a) The Participant shall automatically vest in his or her PEP Pension as of the last business day before the Covered Transfer;

(b) From and after the Covered Transfer, any benefit accruals or other increases or enhancements to the Participant’s Pension relating to –

(1) Service (as defined in the Salaried Plan), or

(2) The attainment of a specified age while in the employment of the PepsiCo Organization (“Age Attainment”),

(collectively, “Benefit Enhancement”) will not be credited to the Participant until the last day of the Plan Year in which the Participant renders the Service or has the Age Attainment that results in such Benefit Enhancement, and then only to the extent permissible under subsection (c) below at that time; and

(c) The Participant shall have no legal right to (and the Participant shall not receive) any Benefit Enhancement that relates to Service or Age Attainment from and after the Covered Transfer to the extent such Benefit Enhancement would constitute compensation that is includable in income under Section 457A.

Notwithstanding the foregoing, subsections (a) and (b) above shall not apply to a Participant who has a Covered Transfer if, prior to the Covered Transfer, the Company provides a written communication (either to the Participant individually, to a group of similar Participants, to Participants generally, or in any other way that causes the communication to apply to the Participant – i.e., an “Applicable Communication”) that these subsections do not apply to the Covered Transfer in question. Subsection (b) shall cease to apply as of the earlier of – (i) the date the Participant returns to service for a member of the PepsiCo Organization that is a United States corporation or a pass-through entity that is wholly owned by a United States corporation, or (ii) the effective date for such cessation that is stated in an Applicable Communication.”

IN WITNESS WHEREOF, PepsiCo, Inc. hereby adopts the foregoing Third Amendment this 16th day of December, 2010.

PEPSICO, INC.

		By:	/s/ Cynthia M. Trudell
Cynthia M. Trudell
Senior Vice President, Human Resources Chief Personnel Officer

APPROVED:

By:	/s/ Stacy L. DeWalt
Stacy L. DeWalt
Employee Benefits Counsel Law Department

Date: November 30, 2010